Exhibit 4.4

DATE: 19 June 2004

CHINA UNITED FINANCIAL SERVICES HOLDINGS LIMITED

AND

CATHAY AUTO SERVICES LIMITED

CISG HOLDINGS LTD.

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is dated 19 June 2004

BETWEEN:

(1)	CHINA UNITED FINANCIAL SERVICES HOLDINGS LTD, a company incorporated under the laws of the British Virgin Islands under I.B.C. No. 368220 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“CUFS”); and

(2)	CATHAY AUTO SERVICES LIMITED, a company incorporated under the laws of British Virgin Islands under I. B. C. No. 448826 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Cathay”)

(For the purpose of this Agreement, CUFS and Cathay are collectively referred to as “Subscribers” and each a “Subscriber”)

(3)	CISG HOLDINGS LTD., a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 599853 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Company”).

WHEREAS:

(A)	CISG Holdings Ltd. is a company incorporated under the laws of the British Virgin Islands which has an authorized share capital of RMB100,000,000 divided into 1,000,000,000 shares of RMB0.10 each. Further details of the Company are set out in Schedule 1.

(B)	The Subscribers have agreed to subscribe for and the Company has agreed to allot and issue the Subscription Shares (as defined below) subject to and upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and Schedules), unless the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

“Business Day”	a day (other than a Saturday) on which licensed banks are open for business in Hong Kong throughout their normal business hours

“Cathay Subscription Shares”	8,008 new shares of RMB0.10 each in the issued share capital of the Company

“Cathay Subscription Consideration”	a sum of RMB25,000,000.00 payable by Cathay to the Company for the subscription of Cathay Subscription Shares

“CUFS Subscription Shares”	20,820 new shares of RMB0.10 each in the issued share capital of the Company

“CUFS Subscription Consideration”	(i) a sum of RMB10,000,000 together with (ii) assignment of all CUFS’s rights and interests in the Nominee Documents to the Company

“Nominee Documents”	(i) loan agreements pursuant to which CUFS has advanced loans to various PRC individuals and entities and (ii) option and pledge deeds pursuant to which CUFS would be granted (a) valid first priority interests in the entire equity in the PRC Intermediary Holding Vehicles and PRC Operating Vehicles and (b) options to purchase entire equity in the PRC Intermediary Holding Vehicles and PRC Operating Vehicles

“Completion”	completion of the subscription for, and allotment and issue of, the Subscription Shares in accordance with the terms and conditions of this Agreement

“Encumbrance”	any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement or other interest vested in a third party whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and “Encumber” shall be construed accordingly

“Group”	the Company and the Subsidiaries and the “Group Company” and “member of the Group” shall be construed accordingly

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“PRC Intermediary Holding Vehicles”	the PRC intermediary holding vehicles the particulars of which are set out in Schedule 2

“PRC Operating Vehicles”	5 PRC insurance companies the particulars of which are set out in Schedule 3

“RMB”	Renminbi, the lawful currency of the People’s Republic of China

“Subscription Consideration”	CUFS Subscription Consideration and Cathay Subscription Consideration

“Subscription Shares”	CUFS Subscription Shares and Cathay Subscription Shares

“Taxation”	all forms of taxation including overseas taxation and all forms of profits tax, interest tax, estate duty and stamp duty and all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever charged or imposed by any statutory, governmental state, provincial, local government or municipal authority whatsoever and including all costs, interest, penalties, charges and expenses incidental or relating to taxation or to any relief, allowance, set-off or deduction in computing profits or right to the repayment of taxation and the expression “Tax” shall be construed accordingly

“this Agreement”	this agreement for the subscription for, and allotment and issue of, the Subscription Shares, as amended from time to time

1.2	The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporate.

1.3	References to any statute or statutory provision shall include any statute or statutory provision which amends or replaces or has amended or replaced it and shall include any subordinate legislation made under the relevant statute.

1.4	References in this Agreement to Clauses and Schedules are references to clauses of and schedules to, this Agreement.

1.5	The expressions the “Company” and the “Subscriber” shall where the context permits, include their respective successors, personal representatives and permitted assigns.

2.	SUBSCRIPTION

2.1	Subject to and upon the terms and conditions of this Agreement, Cathay and CUFS shall respectively subscribe for Cathay Subscription Shares and CUFS Subscription Shares and that the Company shall allot and issue the Subscription Shares free from Encumbrances subject to and upon the terms and conditions of this Agreement.

2.2	In consideration of the Company’s issuance and allotment of the Subscription Shares, the Subscribers shall:-

(i)	in the case of Cathay, Cathay shall pay Cathay Subscription Consideration in the sum of RMB25,000,000.00 to the Company; and

(ii)	in the case of CUFS, CUFS shall [aa] pay a sum of RMB10,000,000.00 to the Company [bb] assign all its rights and interests in the Nominee Documents to the Company.

2.3	The Subscription Shares shall be allotted and issued fully paid, free from Encumbrances and shall rank pari passu in all respects among themselves including the right to receive all dividends, distributions and other payments made or to be made the record date for which falls on or after the date of such allotment and issue.

3.	COMPLETION

3.1	Completion shall take place as soon as practicably upon full payment of the Subscription Consideration by the Subscribers when all the acts and requirements set out in this Clause 3 shall be complied with.

3.2	At Completion, the Company shall:

(1)	allot and issue to the Subscribers the Subscription Shares as fully paid and shall procure that the Subscribers are registered in the register of members of the Company as the registered holders of the Subscription Shares;

(2)	deliver to each of the Subscribers copy, certified by a director of the Company as true and complete, of the resolutions of its board of directors approving the allotment and issue of the Subscription Shares to the Subscribers as fully paid and the issue of the share certificates to the Subscribers in relation to the Subscription Shares; and

(3)	deliver to CUFS a share certificate in respect of CUFS Subscription Share and to Cathay a share certificate in respect of Cathay Subscription Share.

3.3	At Completion, CUFS shall produce the duly executed documents for the purpose of assigning all its rights and interests in the Nominee Documents to the Company as part of the consideration as referred to in Clause 2.2(ii).

4.	FURTHER ASSURANCE

The Company shall execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents as the Subscribers may require so as to effectively vest the registered and beneficial ownership of the Subscription Shares in the Subscribers free from all Encumbrances.

5.	CONFIDENTIALITY AND ANNOUNCEMENTS

Each of the parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

6.	TIME AND WAIVER

Time shall in every respect be of the essence of this Agreement but no failure on the part of any party hereto to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any other right or prejudice or affect any right against any other parties hereto under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.	INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement in that jurisdiction nor the legality, validity or enforceability of such provision under the laws of any other jurisdictions shall in any way be affected or impaired thereby.

8.	AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by instruments in writing signed by all parties hereto.

9.	ASSIGNMENT

This Agreement shall be binding upon and enure to the benefit of each party’s successors and permitted assigns and, none of the rights or obligations of the parties under this Agreement may be assigned or transferred without the prior written consent of the Company.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

11.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first above written.

SCHEDULE 1

DETAILS OF THE COMPANY

Place of incorporation	:	The British Virgin Islands

Date of Incorporation	:	8 June 2004

Principal activity	:	Investment Holding

SCHEDULE 2

DETAILS OF PRC INTERMEDIARY HOLDING VEHCILES

1.	Name of Company	:

2.	Registration No.	:	1101051634242

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	15 December 2003

1.	Name of Company	:

2.	Registration No.	:	4400002091216

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	17 May 2002

1.	Name of Company	:

2.	Registration No.	:	5100001816828

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	3 December 2003

SCHEDULE 3

PRC OPERATING VEHCILES

1.	Name of Company	:

2.	Registration No.	:	4400001010089

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	16 September 2003

1.	Name of Company	:

2.	Registration No.	:	4400001901012

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	30 May 2002

1.	Name of Company	:

2.	Registration No.	:	1101051379147

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	26 April 2002

1.	Name of Company	:

2.	Registration No.	:	5101071803063

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	14 August 2003

1.	Name of Company	:

2.	Registration No.	:	3101042007523

3.	Place of Incorporation	:	PRC

4.	Permitted Business Scope including	:

5.	Date of Incorporation	:	29 August 2003

THE SUBSCRIBERS

SIGNED BY: Leung Ping Chung, Hermann	)
A Director for and on behalf of	)
CHINA UNITED FINANCIAL	)	/s/ Leung Ping Chung, Hermann
SERVICES HOLDINGS LIMITED	)

SIGNED BY: Leung Ping Chung, Hermann	)
A Director for and on behalf of	)
CATHAY AUTO	)	/s/ Leung Ping Chung, Hermann
SERVICES LIMITED	)

THE COMPANY

SIGNED BY: Leung Ping Chung, Hermann	)
A Director for and on behalf of	)	/s/ Leung Ping Chung, Hermann
CISG HOLDINGS LTD	)